EXHIBIT 99.2

CONTACT:	McClellan Harris III — Vice President and Treasurer Telephone: (909) 394-3600, ext. 705

FOR IMMEDIATE RELEASE .........

AMERICAN STATES WATER COMPANY ANNOUNCES ACTION BY THE
CALIFORNIA PUBLIC UTILITY COMMISSION

     San Dimas, California — August 23, 2001 .... American States Water Company, (NYSE:AWR) announced that the California Public Utilities Commission (CPUC), by 5-0 vote, authorized an increase in rates at the Bear Valley Electric customer service area of its Southern California Water Company subsidiary to recover $8.7 million in deferred electric power costs. The amount will be recovered from customers over a five-year period

     Commenting on the CPUC’s decision, Floyd E. Wicks, President and CEO, stated, “Today’s action by the CPUC provides for additional recovery of past costs for electric power purchased to serve our Bear Valley Electric customer service area. We have an application pending before the CPUC that will provide for recovery of electric power costs on a current basis. However, due of the importance of this application, we have also filed a motion along with the application requesting immediate implementation of rates, subject to refund.”

     Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the filings of the Company with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update or otherwise revise any forward-looking statement.

     American States Water Company is a holding company that, through its subsidiaries, provides water service to 1 out of 33 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California and to approximately 11,000 customers in the community of Fountain Hills, Arizona and portions of Scottsdale, Arizona. The Company distributes electricity to approximately 21,600 customers in the Big Bear recreational area of California and contracts with various municipalities in both California and Arizona to provide services to an additional 90,000 customers.